Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DEAN FOODS COMPANY

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Dean Foods Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VIII thereof and inserting the following in lieu thereof:

“Article VIII

A. The number of directors constituting the initial Board of Directors is three and thereafter the number of directors shall be as set forth in, or pursuant to the Bylaws of, the Corporation. The Board of Directors shall be divided into three classes, designated Classes I, II and III, which shall be as nearly equal in number as possible. Initially, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting of stockholders and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three year terms. Notwithstanding the foregoing, at the 2013 annual meeting of stockholders of the Corporation, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2014 annual meeting of stockholders of the Corporation; at the 2014 annual meeting of stockholders of the Corporation, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2015 annual meeting of stockholders of the Corporation; and at each annual meeting of stockholders of the Corporation thereafter, the Directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders of the Corporation, with each Director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the annual meeting of stockholders of the Corporation scheduled to be held in 2015, the classification of the Board of Directors shall cease.

B. Until the 2015 annual meeting of stockholders, subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding to elect or remove directors, any or all of the directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of a majority of the stockholders then entitled to vote in the election of directors. For this purpose, “cause” means (i) the director’s commission of an act of fraud or embezzlement against the Corporation; (ii) conviction of the director of a felony or a crime involving moral turpitude; (iii) the director’s gross negligence or willful misconduct in performing the director’s duties to the Corporation or its stockholders; or (iv) a director’s breach of fiduciary duty owed to the Corporation.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Dean Foods Company has caused this Certificate to be executed by its duly authorized officer on this 17th day of May, 2012.

DEAN FOODS COMPANY

By:	/s/ Steven J. Kemps
Name:	Steven J. Kemps
Title:	Executive Vice President, General Counsel and Corporate Secretary